Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is made as of July 31, 2002 (the “Effective Date”), by and between Alfred J. Amoroso (“Executive”) and META Group, Inc. and any of its subsidiaries, divisions and affiliates, and its and their predecessors, successors and assigns (the “Company”).

WHEREAS, the Company desires to retain the services of Executive;

WHEREAS, Executive has certain experience and expertise that qualify him to provide the skills required by the Company;

WHEREAS, Executive desires to be employed by the Company;

WHEREAS, Executive and the Company deem it in their respective best interests to enter into an agreement providing for the employment of Executive as the Company’s Chief Executive Officer, subject to the terms and conditions hereinafter set forth; and

NOW, THEREFORE, in consideration of the foregoing and the agreements herein contained, the parties hereto hereby agree as follows:

1.        Employment.  Subject to the terms and conditions set forth in this Agreement, the Company offers and Executive hereby accepts full-time employment, effective as of the Effective Date.

2.        Term.  Subject to earlier termination as provided in Section 5 hereof, this Agreement shall commence on the Effective Date and end on December 31, 2006 (the “Term”).

3.        Capacity and Performance.  During the Term hereof, Executive shall serve the Company as its Chief Executive Officer, Vice Chairman of the Company’s Board of Directors (so long as Executive remains a member thereof) and/or in any other position that may be assigned to him by Company’s Board of Directors (the “Board”).  Initially, Executive shall also serve the Company as its President.  Executive shall report to the Board at all times during the Term and shall perform his duties and responsibilities hereunder at the Company’s headquarters office, and shall travel from time to time as requested by the Board and/or required pursuant to his duties hereunder.  Executive shall comply with and perform, faithfully, diligently and to the best of his ability, such directions and duties in relation to the Company’s business and affairs as the Board may from time to time vest in or request of him.  Such duties and responsibilities shall include, but not be limited to, responsibility for the Company’s day-to-day operations.  Executive shall devote substantially all of his business time, attention and energies, except while on vacation or other Company-authorized leave taken by Executive, to the Company’s business and shall not engage in any other business activity (without the Board’s written approval), whether or not for profit or other pecuniary advantage, that may conflict with the performance of his duties hereunder.  Notwithstanding anything to the contrary in the foregoing sentence, Executive shall be permitted to serve on the board of directors of the two companies on which he serves as of the Effective Date, and Executive’s service on the board of directors of any other company shall be conditioned on the prior approval of the Board.  Executive’s continuing service on any board of directors other than that of the Company shall be conditioned on such service not substantially interfering with Executive’s responsibilities hereunder or violating his obligations pursuant to the Noncompetition Agreement (defined in Section 9).

4.        Compensation and Benefits.  As compensation for Executive’s satisfactory performance of his duties and obligations hereunder to the Company and subject to the provisions of Section 5 hereof, during the Term hereof Executive shall receive the following:

4.1.          Base Salary.  Executive will receive his base salary paid at a rate of $33,333.33 per month, subject to any upward modification resulting from his performance review as approved by the Compensation Committee of the Board (the “Compensation Committee”), which review shall be performed at least annually during the Term (the “Base Salary”).  The Base Salary shall be payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time.  Currently, salaries are paid on a bi-weekly basis.

4.2.          Attorneys’ Fees. On the Company’s first regularly scheduled payroll payment date immediately following Executive’s commencement of employment with the Company, Executive shall be paid reimbursement of all reasonable legal fees of Executive associated with the negotiation and execution of this Agreement, not to exceed $2,500.

4.3           Annual Performance Bonus. During the Term hereof, Executive will be eligible to earn an annual performance bonus in accordance with the following:

(a)           Subject to Section 4.3(d), for each of the fiscal years during the Term ending December 31, 2003, 2004, 2005 and 2006, the Compensation Committee, in its sole discretion after receiving recommendations from management of the Company, will determine (the “Annual Determination Date”) Executive’s specified financial and business objectives (the “Objectives”), and will determine, in its sole discretion, target bonus amounts based on (x) achievement of 100% of the Objectives, and (y) achievement exceeding 100% of the Objectives.  Subject to Section 4.3(d), if in the determination of the Compensation Committee Executive achieves less than 100% of the Objectives for the applicable fiscal year Executive will receive no bonus (except the bonus set forth in Section 4.3(c)) unless a bonus is otherwise approved by the Compensation Committee.

(b)           Subject to Section 4.3(d), the Compensation Committee guarantees a bonus of at least $166,666.67 for the fiscal year ending December 31, 2002.

(c)           Subject to Section 4.3(d), the Compensation Committee guarantees a bonus of at least $233,333.33 for the fiscal year ending December 31, 2003, with the remainder, if any, to be determined by the Compensation Committee in its sole discretion as specified in Section 4.3(a).

(d)           The provisions of this Section 4(a)-(c) are subject to the Company’s bonus policy as may be modified from time to time, and bonuses will be paid, if at all, at the same time and in the same manner as bonuses for the comparable period are paid to the Company’s other senior executive officers.  All bonus payments shall be payable in accordance with the Company’s customary bonus practices as established or modified from time to time.  If Executive is in compliance with the last sentence of this Section 4.3(d), the guaranteed bonuses set forth in Sections 4.3(b) and 4.3(c) shall be paid notwithstanding anything to the contrary in the bonus policy or practices of the Company referred to in the immediately preceding two sentences of this Section 4.3(d).  In addition, each bonus that may be earned, if at all, pursuant to Sections 4.3(a)-(c) shall be subject in all cases, except as may be otherwise provided in Section 5.3(a)(i)(A), to Executive’s continued employment with the Company through December 31st of the respective fiscal year for which Executive is eligible to earn a bonus.

4.4.          Benefits.  During the Term hereof and subject to any contribution therefor generally required by the Company of executives of the Company in similar positions as Executive, Executive shall be eligible to participate in all employee benefits plans and policies as from time to time adopted by the Company and in effect for executives of the Company in similar positions.  Eligibility for such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company and/or the Board or any administrative or other committee provided for in or contemplated by such plan.  The Company may alter, modify, add to, or delete its employee benefits plans and/or policies at any time as the Company and/or the Board (and any committee thereof), in their sole judgment, determines to be appropriate.

4.5.          Business Expenses.  The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to (i) any expense policy set by the Company as may be modified from time to time, and (ii) such reasonable substantiation and documentation requirements as may be specified by the Company from time to time.

4.6.          Relocation Expenses. Executive shall relocate to a location geographically closer to Stamford, Connecticut (than Executive’s current residence (the “Relocation”), and shall use his best efforts to complete such Relocation within four months after the Effective Date.  Company will reimburse (the “Reimbursement Payment”) to Executive all normal and reasonable Relocation expenses, up to a maximum of $400,000, including closing costs associated with the sale of his home and purchase of a new home; closing costs associated with any loans incurred by Executive in order to bridge his Relocation expenses; moving of Executive’s cars and all household effects, including packing, moving, insurance, storage and unpacking; reasonable temporary living expenses for up to four months; and costs associated with up to two trips for Executive and his wife to search for a home, including roundtrip airfare, rental car and hotel costs.  Executive shall use his best efforts to minimize the costs by obtaining, in each instance, terms which are as favorable as those which Executive would negotiate if he were to pay for such expenses directly himself.  Further, Executive agrees to provide suitable and accurate documentation evidencing all Relocation expenses incurred, and the Company, subject to its expense reimbursement policies, shall provide reimbursement within a reasonable time after the receipt of such documentation.  If the amount of the Reimbursement Payment exceeds the aggregate amount of the Executive’s Relocation expenses that may serve as the basis for a deduction or exclusion from the Executive’s income for federal income tax purposes, the Company will provide one additional payment to the Executive in an amount equal to the federal and state income tax the Executive reasonably expects to pay on such excess for the year in which the Reimbursement Payment is made.

4.7.          Equity.

(a)           Subject to the approval of the Compensation Committee, the terms, conditions and restrictions of the Stock Plan (as defined below) and the incentive stock option agreement (a form of which is attached hereto as Exhibit A) and the non-qualified stock option agreement (a form of which is attached hereto as Exhibit B) to be executed by Executive and the Company (collectively the “Option Agreements”), the Company will grant Executive as of the Effective Date an option to purchase 500,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of such stock on the Effective Date, with such options granted as incentive stock options to the maximum extent possible (the “Initial Option”).

(b)           Contingent upon the Conditions (as defined below), as of each Annual Determination Date in the years 2003, 2004, 2005 and 2006, the Company will grant Executive an option to purchase 125,000 shares of the Company’s common stock at an exercise price per share at least equal to the fair market value of such stock on the date of the grant, with such option granted as an incentive stock option to the maximum extent possible (each an “Anniversary Option”).  Each proposed Anniversary Option will be contingent upon satisfaction of all of the following “Conditions”:  (i) Executive’s continued employment hereunder as the Company’s Chief Executive Officer through the date of the grant; and (ii) the approval of the Compensation Committee.  Each Anniversary Option that is granted (other than the grant made in 2006) will be fully vested and exercisable one year after the date it is granted, provided that Executive satisfies certain financial and business objectives as determined by the Compensation Committee in its sole discretion for such one-year period, and will vest, in any event, on the day in 2007 which is an anniversary date of the grant date for such option.  The Anniversary Option that is granted in 2006 will be fully vested and exercisable one year after the date it is granted.  All Anniversary Options shall be subject to the requirement that Executive remains employed with the Company during the vesting periods and shall be subject to the terms, conditions and restrictions of the Second Amended and Restated 1995 Stock Plan, as the same may be amended or amended and restated from time to time (the “Stock Plan”)) and the Company’s standard stock option agreement in effect at the time the Anniversary Option is granted.

(c)           The Initial Option will receive accelerated vesting under certain circumstances as set forth in the applicable Option Agreements notwithstanding anything to the contrary in this Agreement and the terms of the Anniversary Options regarding such accelerated vesting will be the same as those stated in the Option Agreements (with such changes as may be necessary to give effect to Section 4.7(b)).

(d)           Executive acknowledges that if his employment with the Company terminates and he continues thereafter to maintain a business relationship with the Company, any incentive stock options that have been granted to him by the Company may cease to qualify as incentive stock options and that the Company may withhold from Executive’s wages or other remuneration an amount of tax required by law, rule, regulation or court order to be withheld, if any, in connection with the exercise of such options; provided, however, that prior to any such withholding the Executive shall be given an opportunity to make alternate arrangements for the provision of such tax amounts to the Company.

5.        Termination of Employment.  Notwithstanding the provisions of Section 2 hereof, Executive’s employment and this Agreement shall terminate prior to the expiration of the Term of this Agreement under the following circumstances:

5.1.          Death or Disability.  In the event of Executive’s death or Disability (as defined in Section 10B of the Stock Plan) during the Term hereof, Executive’s employment and this Agreement shall immediately and automatically terminate and the Company shall pay to Executive (or in the case of death, Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, his estate), any Base Salary, any bonus pursuant to Section 4.3 and vacation, each to the extent earned but unpaid through the date of death or Disability.  To the extent Executive qualifies for either short term disability and/or long term disability insurance in accordance with the terms and conditions of the Company’s plans, the Company may offset any such insurance payments against any Base Salary paid to Executive (including any such payment made pursuant to this Section 5.1).

5.2.          By the Company for Cause.

(a)           Upon approval of a majority of the Board, the Board may terminate Executive’s employment and this Agreement for Cause (as defined below) at any time during the Term hereof.  The Board and/or Company shall thereafter have no further obligation or liability to Executive relating to Executive’s employment or this Agreement, other than Base Salary, any bonus pursuant to Section 4.3 and vacation, each to the extent earned but unpaid through the date of termination.

(b)           Any one or more of the following events or conditions shall constitute “Cause” for termination:  (i) the substantial, continuing and knowing failure of Executive to render services to the Company or any Related Corporation (as that term is defined in the Stock Plan) in accordance with the terms or requirements of his employment; (ii) gross negligence, willful misconduct, or breach of fiduciary duty to the Company or any Related Corporation, or disloyalty or dishonesty (which disloyalty or dishonesty results in direct or indirect material loss, damage or injury to the Company or any Related Corporation); (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company or any Related Corporation that results in direct or indirect material loss, damage or injury to the Company or any Related Corporation; (v) the unauthorized disclosure of any trade secret or confidential information of the Company or any Related Corporation; (vi) the commission of an act which constitutes unfair competition with the Company or any Related Corporation or which induces any customer or supplier to breach a contract with the Company or any Related Corporation; or (vii) material breach of this Agreement or breach of the Noncompetition Agreement.  Notwithstanding the foregoing, Cause shall not occur pursuant to

Sections 5.2(b)(i), (iv) and (vii) (but as to (vii) only with respect to material breaches of this Agreement) unless Executive fails, within 30 days after receipt of written notice from the Company specifying the event or condition giving rise to Cause, to cure such event or condition, if capable of cure.

5.3.                              By the Company other than for Cause; Company’s Desire to Terminate other than for Cause; Executive’s Desire to Terminate for Good Reason.

(a)           The Company may terminate Executive’s employment and this Agreement other than for Cause at any time during the Term hereof.  In addition, in certain circumstances, the Company may desire to terminate Executive’s employment other than for Cause or the Executive may desire to terminate his employment with the Company for Good Reason.  In such events of termination, Executive will be eligible, subject to Section 5.3(b) hereof, for the following:

(i)            If the Company terminates Executive’s employment other than for Cause prior to or on the third anniversary of the Effective Date, Executive will be eligible for the following:

(A)                              payment of the bonus amounts set forth in Sections 4.3(b) and (c), to the extent not already paid to Executive, all payable at the same time and in the same manner as bonuses for the comparable period are paid to the Company’s other senior executive officers and in accordance with the Company’s customary bonus practices as established or modified from time to time;

(B)                                Base Salary and vacation earned but unpaid through the termination date;

(C)                                a continuation of Executive’s salary for a period of one year, payable at his Base Salary rate as of his termination date and in accordance with the Company’s normal payroll practices as modified from time to time; and

(D)                               if Executive elects to continue medical insurance coverage after his termination date in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), payment of the portion of Executive’s monthly premium payments customarily paid by the Company for employees, until (x) the conclusion of the one-year period after the termination of his employment, (y) Executive no longer is eligible for COBRA coverage, or (z) Executive accepts other employment through which he is eligible for medical insurance coverage that is comparable to such COBRA coverage, whichever occurs first.  Thereafter, Executive will be responsible for any and all payments for the elected period of continued health insurance coverage under COBRA.

In addition, Executive may be entitled to acceleration of vesting on stock options in accordance with the terms of his Option Agreements and, as applicable, the stock option agreements issued pursuant to Section 4.7(b).

(ii)           If Company desires to terminate Executive for other than Cause, or Executive desires to terminate employment for Good Reason, in either such case after the third anniversary of the Effective Date but prior to the expiration of the Term hereof, the following provisions shall apply:

(A)                              Effective as of the date determined by the Company (the “Transition Date”), (1) Executive will resign from all (x) officer and director positions with the Company, (y) officer and director (or equivalent) positions with any of the Company’s subsidiaries or affiliates and (z) officer and director (or equivalent) positions with any entity with respect to which the Company is an investor or a lender, and all duties associated with such positions; and (2) Sections 3, 4, 5.3(a)(i), 5.4 and 5.5 of this Agreement shall terminate; provided, however that Executive shall remain entitled to receive any bonus earned by him prior to the Transition Date pursuant to Section 4.3(a), but not yet paid by the Company, and any such bonus shall be payable subject to and as set forth in Section 4.3(d);

(B)                                As of the Transition Date and for a period of one year thereafter, subject to earlier termination as set forth in Sections 5.1 or 5.2 hereof, or termination by Executive for any reason (the “Transition Period”), Executive will be continue to be employed by the Company, with duties as prescribed from time to time by the then Chief Executive Officer and/or Board of Directors of the Company, and during the Transition Period (1) will receive the Base Salary rate in effect as of the Transition Date, payable in accordance with the customary payroll practices of the Company as may be established or modified from time to time; (2) subject to any contribution therefor generally required by the Company of employees in similar positions as the one held by Executive during the Transition Period, will be eligible to participate in all employee benefits plans and policies as from time to time adopted by the Company and in effect for employees of the Company in similar positions as the one held by Executive during the Transition Period.  Eligibility for such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company and/or the Board or any administrative or other committee provided for in or contemplated by such plan.  The Company may alter, modify, add to, or delete its employee benefits plans and/or policies at any time as the Company and/or the Board (and any committee thereof), in their sole judgment, determines to be appropriate; and

(C)                                (1) if the Transition Period expires without being earlier terminated pursuant to Sections 5.1 or  5.2 hereof, Executive’s employment with the Company will terminate upon such expiration and Executive will receive the payments described above in Section 5.3(a)(i)(B)-(D); (2) if the Transition Period and Executive’s employment terminate pursuant to Section 5.1 hereof prior to the expiration of the Transition Period, Executive (or, in the case of Executive’s death, his designated beneficiary or, if no beneficiary has been designated by Executive, his estate), shall receive the same entitlements as set forth in Sections 5.1 and 5.3(a)(i)(C)-(D); or (3) if the Transition Period and Executive’s employment terminate prior to the expiration of the Transition Period pursuant to Section  5.2 hereof, Executive shall receive the same entitlements as set forth in such Section.

(b)           The Company’s obligation to provide any severance payments and COBRA premium payments pursuant to Section 5.3 hereof shall be subject to and conditioned upon Executive’s execution of a separation agreement reasonably satisfactory to Executive and the Company, which shall include a nondisparagement clause and a comprehensive release of claims that, if required by applicable law, provides for a 7-day revocation period (the “Revocation Period”).  In the event the Company desires to terminate Executive’s employment without Cause or Executive terminates his employment for Good Reason during the time period set forth in Section 5.3(a)(ii) hereof, Executive (i) shall be required to sign a comprehensive release of claims satisfactory to the Company, which shall include a Revocation Period if applicable, as a condition of receiving the Transition Period and the payments and benefits pursuant to Section 5.3(a)(ii)(B); and (ii) upon any expiration or earlier termination of the Transition Period, shall be required to sign the separation agreement described in the first sentence of this Section 5.3(b) as a condition of receiving the payments pursuant to Section 5.3(a)(ii)(C)(1) or (2) (in the event of Executive’s death, his designated beneficiary or the executor of his estate shall be required to comply with this Section 5.3(b)(ii)).  Notwithstanding anything in this Section 5.3, if any severance or COBRA payments would otherwise be paid or be triggered on a date prior to the expiration of the Revocation Period, such payment shall instead be paid/triggered on the first business day immediately following the expiration of the Revocation Period (provided that no revocation right has been exercised by Executive).

5.4           By Executive for Good Reason.  Executive may terminate his employment for Good Reason at any time during the Term hereof as set forth in this Section 5.4.  “Good Reason” shall mean a termination by Executive of this Agreement and his employment with the Company after he gives written notice to the Company within thirty (30) days following the date on which he learns of the occurrence, without his prior written consent, of any of the following events during the Term, which notice specifies the nature of such event, and the Company fails to cure such event within thirty (30) days following receipt of such notice from Executive:

(a)           the failure of the Company to continue Executive in the position of Chief Executive Officer, except where such failure is for Cause or due to Executive’s Disability or death;

(b)           a material diminution in the nature or scope of Executive’s responsibilities, duties or authority; provided, however, that the assignment to others of the duties or responsibilities of Executive while Executive is out of work due to a Disability, leave of absence or vacation, shall not constitute such a diminution;

(c)           any reduction in Executive’s Base Salary;

(d)           a breach by the Company of any of its material obligations to Executive under this Agreement; or

(e)           the relocation of the Company’s principal office to a location more than 50 miles from Stamford, Connecticut, unless such location is 50 miles or less from Executive’s residence after the Relocation.

In the event of a termination by Executive for Good Reason, he shall have the same entitlements hereunder as provided in, and subject to, Section 5.3 in the case of a termination by the Company other than for Cause, and if the termination for Good Reason occurs pursuant to Section 5.4(c) hereof, any reference to Base Salary set forth in Section 5.3 shall be construed to mean Executive’s Base Salary in effect immediately prior to the reduction by the Company giving rise to the right to terminate pursuant to Section 5.4(c).

5.5.          By Executive other than for Good Reason.  Executive may, upon 30 days’ written notice, terminate this Agreement and/or his employment with the Company for any reason other than death, Disability or Good Reason.  During such 30-day period, Executive will be available on a full-time basis for the benefit of the Company.  The Company, at its option, may accelerate Executive’s departure date and will have no obligation to provide compensation or benefits to Executive after his actual departure date.  If Executive terminates his employment under this Section 5.5, the Company shall have no further obligation or liability to Executive relating to Executive’s employment or this Agreement, other than for any Base Salary, any bonus pursuant to Section 4.3 and vacation, each to the extent earned but unpaid through his actual departure date.

5.6           Resignation of Officer/Director Positions.  In the event Executive’s employment with Company terminates for any reason, he shall submit his written resignation, effective as of his termination date, from all (i) officer and director positions with the Company, (ii) officer and director (or equivalent) positions with any of the Company’s subsidiaries or affiliates and (iii) officer and director (or equivalent) positions with any entity with respect to which the Company is an investor or a lender, and all duties associated with such positions.

6.        Effect of Termination.  The provisions of this Section 6 shall apply in the event of termination of this Agreement and/or Executive’s employment pursuant to Sections 2 or 5.

6.1.          Payment in Full.  Payment by the Company to Executive of any Base Salary and other compensation amounts as provided and referenced herein shall constitute the entire obligation of the Company to Executive, except that nothing in this Section 6.1 is intended or shall be construed to affect the rights and obligations of the Company, on the one hand, and Executive, on the other, with respect to any loans, stock, warrants, stock pledge arrangements, option plans, option agreements or other agreements to the extent said rights or obligations survive Executive’s termination of employment under the provisions of documents relating thereto.

6.2.          Termination of Benefits.  Except for any right of continuation of benefits coverage to the extent provided by COBRA or other applicable law or as otherwise described herein, benefits shall terminate pursuant to the terms of the applicable benefit plans as of the termination date of Executive’s employment without regard to any severance, consulting or other payments to Executive following such termination date.

6.3           No Mitigation or Offset.  In the event of any termination of Executive’s employment with the Company, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration or other benefit earned or received by the Executive after such termination.

7.        Survival of Certain Provisions.  The obligations of Executive under the Noncompetition Agreement (as defined below) expressly survive any termination of Executive’s employment, regardless of the manner of such termination, or termination of this Agreement.  Moreover, the rights and obligations contained herein shall survive the termination of Executive’s employment for any reason if so provided herein or if necessary or desirable to fully accomplish the purposes of such provision.

8.        Withholding; Taxes.  All payments made by the Company under this Agreement shall be subject to and reduced by any federal, state and/or local taxes or other amounts required to be withheld by the Company under any applicable law, and the Company may withhold from any amounts payable to Executive (including any amounts payable to Executive pursuant to this Agreement) in order to comply with such withholding obligations.

9.        Other Agreements; Noncompetition Agreement; Insurance and Indemnity.

(a)           Executive confirms to the Company that entering into this Agreement and his performance of the position and duties described herein do not and will not breach any agreement entered into by Executive prior to employment with the Company.  Executive has provided, or prior to the Effective Date will provide, the Company with a copy of any such agreements.

(b)           Executive acknowledges that he will be required to sign the Employee Noncompetition, Nondisclosure and Developments Agreement in the form executed by the Company’s other senior executive officers (the “Noncompetition Agreement”) concurrently with the Company’s execution of this Agreement and as a condition of his employment with the Company.  On the third anniversary date of the Effective Date, Executive and the Company shall negotiate any appropriate modification to the definition of “Business” in the Noncompetition Agreement as contemplated therein.  If Executive breaches his obligations under this Agreement, the Noncompetition Agreement or any release or separation agreement signed under Section 5.3(b), Executive agrees that the Company may (i) immediately cease payment of all compensation and benefits described in this Agreement and (ii) recover any severance, bonus and/or COBRA payments, as referenced in Section 5.3, paid by the Company to Executive after the date on which Executive breached this Agreement, the Noncompetition Agreement or such release agreement, as applicable.  Executive also agrees that the cessation and recovery of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Company, including the right to seek specific performance or an injunction as set forth in Section 10.8.

(c)           The Company shall maintain its existing directors and officers insurance policy with Executive covered under such policy to the same extent other senior executives and board members are covered and Executive shall be entitled to indemnification to the fullest extent permitted by applicable law subject to the terms and provisions of the Company’s by-laws and certificate of incorporation as they relate to indemnification of directors and officers (in each case, for so long as Executive is an executive officer or director of the Company).

10.       Miscellaneous.

10.1.        Assignment.  Executive shall not assign this Agreement or any interest herein.  The Company may assign this Agreement.  No such assignment shall be deemed a “termination” of Executive’s employment within the meaning of Section 5.  This Agreement shall inure to the benefit of and be binding upon the Company’s successors and assigns.

10.2         Severability/Reformation.  In the event that any nonmaterial provision of this Agreement is determined to be legally invalid, the affected provision shall be stricken from the Agreement and the remaining terms of the Agreement shall be enforced so as to give effect to the intention of the parties to the maximum extent practicable, and this Agreement shall be construed and reformed to the maximum extent permitted by law.

10.3.        Waiver; Amendment.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.  In addition, any amendment to or modification of this Agreement or any waiver of any provision hereof must be in writing and signed by the Company.

10.4.        Notices.  All notices, requests and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person or four business days after being deposited in the mail of the United States, postage prepaid, registered or certified, and addressed (a) in the case of Executive, to the address set forth underneath his signature to this Agreement or (b) in the case of the Company, to the attention of the Board, with a copy to the Secretary of the Company c/o META Group, Inc., 208 Harbor Drive, Stamford, Connecticut 06912-0061; and/or to such other address as either party may specify by notice to the other.

10.5.        Entire Agreement.  This Agreement, the Noncompetition Agreement, the Stock Plan, the Option Agreements and the stock option agreements referenced in Section 4.7(b), constitute the entire agreement between the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and supersede and cancel all prior communications, agreements and understandings, written or oral, between Executive and the Company with respect to the terms and conditions of Executive’s employment with the Company.

10.6.        Counterparts.  This Agreement may be executed in counterparts, each of which shall be original and all of which together shall constitute one and the same instrument.

10.7.        Governing Law.  This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Connecticut without giving effect to any choice or conflict of laws provision or rule thereof, and this Agreement shall be deemed to be performable in such State.

10.8.        Resolution of Disputes.  Any claim arising out of or relating to any relationship between Executive and the Company or any termination thereof, whether or not arising out of or relating to this Agreement, shall be resolved by binding confidential arbitration, to be held in Stamford, CT in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that this Section 10.8 will not apply in any manner to the Company’s enforcement of the Noncompetition Agreement.  The arbitration award shall be final and binding on the parties and enforceable by either party in a court of competent jurisdiction in the State of Connecticut.  Exclusive jurisdiction over entry of judgment upon any arbitration award rendered shall be in any court of appropriate subject matter jurisdiction in the State of Connecticut and the parties by this Agreement expressly subject themselves to the personal jurisdiction of said court for the entry of any such judgment, for the resolution of any dispute, action, or suit arising in connection with the entry of such judgment or to enforce the award as stated in the previous sentence.  The costs of the arbitration shall be borne equally by the Company and the Executive.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

META GROUP, INC.

By:	/s/ Michael Simmons

Name:	MichaelSimmons

Title:	Compensation Committee Chairman

EXECUTIVE

/s/ Alfred J. Amoroso
Alfred J. Amoroso

ADDRESS:	20 Farmhill Court

Hillsborough, California

EXHIBIT A

META GROUP, INC.

Incentive Stock Option Agreement

EXHIBIT B

META GROUP, INC.

Non-Qualified Stock Option Agreement